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Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S8/A (No. 333-157036 and No. 333-125812 respectively) of CounterPath Corporation of our report dated July 27, 2010 (except for Note 15, December 9, 2010 relating to the consolidated financial statements of CounterPath Corporation which appears in this Amended Form 10-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Canada LLP

Chartered Accountants
Vancouver, Canada

December 9, 2010

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.